Exhibit 10.41

October 3, 2018

Susan Stalnecker

Dear Susan:

On behalf of the Board of Managers of Bioventus LLC (“Bioventus”), I am pleased to confirm our offer for you to join our Board, effective with our next meeting, November 28-29, 2018 in New York City. I look forward to working closely with you to continue building a market leading company in orthobiologics. This letter outlines the terms and conditions of your appointment.

As a Member of the Board of Managers, you will be expected to attend Board meetings and will have such other duties and responsibilities as are customarily imposed on directors and as described in the Amended and Restated Limited Liability Company Agreement of Bioventus, as it may be further amended from time to time (the “LLC Agreement”). You will continue to serve on the Board until such time that your appointment is terminated either by you by the delivery of a signed notice of resignation to Bioventus or by the Board of Managers in accordance with the terms and conditions of the LLC Agreement.

In consideration of your services as a Member of the Board, Bioventus will (a) pay you an annual retainer fee of $50,000 as a Member, as well as an additional sum of $10,000 for your participation on the Audit Committee, all payable in quarterly installments in arrears and pro-rated for any partial period of service, and (b) grant you 50,000 phantom profits interest units under the Bioventus Phantom Profits Interests Plan (the terms and conditions of which shall be set forth in a separate award agreement). In addition, Bioventus will reimburse you in accordance with the applicable company policy for reasonable travel and other out-of-pocket expenses incurred in connection with your service on the Board.

As a Member of the Board, you will be entitled to coverage under the directors’ and officers’ liability insurance policy maintained by Bioventus and you will be subject to and comply with all Board policies as may be adopted from time to time, including without limitation, our Code of Conduct. You agree that all information acquired during your appointment is confidential to Bioventus and should not be used for your own benefit or disclosed to third parties either during your appointment or following its termination without the prior written consent of Bioventus except as required by law to discharge your duties.

During your tenure as a Member of the Board, you will at all times and for all purposes be acting as an independent contractor and not as an employee of Bioventus. Accordingly, you will not be eligible to participate in employee benefit plans provided by Bioventus to its employees and Bioventus will not, on your account, (i) pay any unemployment tax or other taxes required under the law to be paid with respect to employees or (ii) withhold any monies from any compensation paid to you for income or employment tax purposes. Board-member compensation is established by the Board and, notwithstanding this letter, it may be revised at any time and from time to time.

Please confirm that the foregoing reflects your understanding by signing and returning to us the enclosed duplicate of this letter at your earliest convenience.

Susan, I am very excited about our future with you as a Member of our Board of Managers. Please feel free to contact me should you wish to discuss any aspect of this opportunity or of your service on the Board.

Sincerely,

/s/ Williams A. Hawkins, III
William A. Hawkins, III
Chairman, Bioventus Board of Managers

Accepted and Agreed

/s/ Susan Stalnecker
Susan Stalnecker
10/14/2018
Date